UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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THE RYLAND GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE RYLAND GROUP, INC.

24025 Park Sorrento, Suite 400

Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (“Ryland”) will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 26, 2006, at 9:00 a.m., local time, for the following purposes:

1.               To elect eleven Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.               To approve The Ryland Group, Inc. 2006 Non-Employee Director Stock Plan.

3.               To consider a proposal from the International Brotherhood of Electrical Workers’ Pension Benefit Fund (a stockholder) requesting stockholder approval of future severance agreements for senior executives that provide benefits exceeding 2.99 times the sum of the executives’ base salary plus bonus.

4.               To consider a proposal from the Indiana State District Council of Laborers and HOD Carriers Pension Fund (a stockholder) requesting stockholder approval of any future extraordinary retirement benefits for senior executives.

5.               To ratify the appointment of Ernst & Young LLP as Ryland’s independent auditors for the fiscal year ending December 31, 2006.

6.               To act upon other business properly brought before the meeting.

Stockholders of record at the close of business on February 13, 2006 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

TIMOTHY J. GECKLE
Secretary

March 10, 2006

PROXY STATEMENT

The enclosed proxy is being solicited by The Ryland Group, Inc. (“Ryland”) for use at the Annual Meeting of Stockholders on April 26, 2006. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 10, 2006. Ryland’s Annual Report for the year ended December 31, 2005, including financial statements and accompanying notes, is enclosed with this Proxy Statement. If a proxy is properly executed and received by Ryland prior to voting at the meeting, the shares represented by the proxy will be voted in accordance with the instructions contained on the proxy. In the absence of instructions, the shares will be voted FOR the management proposals and AGAINST the two stockholder proposals. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

Approval of The Ryland Group, Inc. 2006 Non-Employee Director Stock Plan, ratification of Ernst & Young LLP as Ryland’s independent auditors for the fiscal year ending December 31, 2006, and consideration of two stockholder proposals from the International Brotherhood of Electrical Workers’ Pension Benefit Fund and the Indiana State District Council of Laborers and HOD Carriers Pension Fund require the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

Ryland will utilize the services of Georgeson Shareholder Communications in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,500, plus expenses. Ryland may also solicit proxies by mail, personal interview or telephone by officers and other management employees of Ryland, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by Ryland. Arrangements will be made by Ryland for the forwarding to beneficial owners, at Ryland’s expense, of soliciting materials by brokerage firms and others.

Only stockholders of record at the close of business on February 13, 2006 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of Ryland entitled to vote at the meeting are shares of Common Stock. There were 46,043,293 shares of Common Stock outstanding as of the close of business on February 13, 2006. Ryland’s Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

All Directors (eleven in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the eleven persons named below.

Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

The Board is required under the New York Stock Exchange rules to affirmatively determine the independence of each Director and to disclose such determination in the Proxy Statement for each Annual Meeting of Stockholders. The Board has established Guidelines on Significant Corporate Governance Issues which require independent directors to meet all elements of the New York Stock Exchange listing standards. These Guidelines are available on Ryland’s Web site at www.ryland.com and will be provided to stockholders upon request. Based on these Guidelines, the Board, at its meeting held on March 1, 2006, has determined that all non-employee Directors (i.e., all except Mr. Dreier) meet the definition of “independence.”

The nomination process for Directors is supervised by Ryland’s Nominating and Governance Committee. The Committee seeks out appropriate candidates to serve as Directors of Ryland, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election if the selection occurs during the course of the year, or for nomination, if the Director is elected by the stockholders. Directors are nominated each year for election by the stockholders and are included in Ryland’s Proxy Statement.

Ryland’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to Ryland of the nomination not less than 75 days prior to the date of the Annual Meeting of Stockholders. If less than 100 days’ notice of the date of the Annual Meeting of Stockholders is given by Ryland, then Ryland must receive the notice of the nomination not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. The stockholders’ notice shall set forth, as to

(a) each person whom the stockholder proposes to nominate for election as a Director:

•                  the name, age, business address and residence address of the person,

•                  the principal occupation or employment of the person,

•                  the number of shares of Ryland stock which are beneficially owned, if any, by the person, and

•                  any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act), or any successor act or regulation; and

(b) the stockholder giving the notice:

•                  the name and record address of the stockholder, and

•                  the number of shares of Ryland stock which are beneficially owned by the stockholder.

Ryland may require any proposed nominee to furnish such other information as may be reasonably required by Ryland to determine the qualifications of such proposed nominee to serve as a Director of Ryland.

Name, Age and Year in which First Elected a Director	Principal Occupation for Five Prior Years and Other Information
R. Chad Dreier 58 (1993)	Chairman of the Board of Directors, President and Chief Executive Officer of Ryland; Director of Occidental Petroleum Corporation.

Daniel T. Bane 58 (2003)

Chairman and Chief Executive Officer of Trader Joe’s Company; President of Trader Joe’s West until 2001; Senior Vice President, Finance and Administration of Certified Grocers of California, Ltd. until 1998; Audit Manager of KPMG Peat Marwick from 1969 until 1978; and Certified Public Accountant.

Leslie M. Frécon 52 (1998)

Chief Executive Officer and Chairman of LFE Capital, LLC; Director of SimonDelivers, Inc., Associated Packaging Technologies, Inc., M.A. Gedney Company, Inc., API Outsourcing, Inc. and Gentra Systems, Inc.

Roland A. Hernandez 48 (2001)	Chairman of the Board of Directors and Chief Executive Officer of Telemundo Group, Inc. until 2000; Director of Wal-Mart Stores, Inc., Vail Resorts, Inc., MGM Mirage and Lehman Brothers Holdings, Inc.

William L. Jews 54 (1995)

President and Chief Executive Officer of CareFirst Blue Cross Blue Shield and Chief Executive Officer of Blue Cross Blue Shield of Delaware and Washington, D.C.; Director of Choice Hotels International, Inc. and MBNA Corporation.

Ned Mansour 57 (2000)	President of Mattel, Inc. until 2000; Director of Big Lots, Inc.

Robert E. Mellor 62 (1999)

Chairman of the Board of Directors, President and Chief Executive Officer of Building Materials Holding Corporation; Director of California Chamber of Commerce, Monro Muffler Brake, Inc. and Coeur d’Alene Mines Corporation (Mr. Mellor will reduce the number of “outside” Boards of Directors on which he serves to two by December 31, 2006).

Norman J. Metcalfe 63 (2000)	Director of The Tejon Ranch Company (real estate development) and Building Materials Holding Corporation.

Charlotte St. Martin 60 (1996)	President and Chief Executive Officer of St. Martin Enterprises; Executive Vice President of Loews Hotels until 2005.

Paul J. Varello 62 (1999)	President and Chief Executive Officer of Commonwealth Engineering and Construction; Chairman and Chief Executive Officer of American Ref-Fuel Company until 2001; Director of Sims Group Limited.

John O. Wilson 67 (1987)	Director of Calpine Corporation until 2005.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of Ryland, the only beneficial owners of more than five percent of the outstanding shares of Common Stock, as of February 14, 2006, are:

Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class

Legg Mason Capital Management, Inc.
Legg Mason Funds Management, Inc.
LMM LLC	7,234,675	(1)	15.7%
100 Light Street
Baltimore, MD 21202

Jeffrey L. Gendell	4,674,454	(2)	10.2%
55 Railroad Avenue, 3rd Floor
Greenwich, CT 06830

Tremblant Capital Group	3,158,403	(3)	6.9%
712 Fifth Avenue
New York, NY 10019

(1)          Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2006 jointly as a group, Legg Mason Capital Management, Inc., Legg Mason Funds Management, Inc. and LMM LLC have reported that they have shared power to direct the vote and disposition of 4,917,625 shares, 917,050 shares and 1,400,000 shares of Common Stock, respectively.

(2)          Based on information contained in a Schedule 13G/A filed with the SEC on November 10, 2005 and confirmed by Ryland on February 21, 2006, Mr. Gendell has reported that he beneficially owns the number of shares of Common Stock indicated in the table above. Mr. Gendell has the sole power to direct the vote and disposition of 272,600 shares of Common Stock as an individual. In his position as managing member of Tontine Management, L.L.C. and Tontine Overseas Associates, L.L.C., he shares the power to direct the vote and disposition of 4,401,854 shares of Common Stock with those entities.

(3)          Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2006, Tremblant Capital Group consists of Tremblant Capital LP, Tremblant Asset Management LP, Tremblant Growth Capital LP, Tremblant Select Capital LP and Tremblant-Trident Capital LP, and has sole voting and dispositive power of all the shares of Common Stock indicated in the table above.

The following table sets forth, as of February 14, 2006, the number of shares of Ryland’s Common Stock beneficially owned by Ryland’s Directors, each of the executive officers named in the Summary Compensation Table, and by the Directors

and executive officers as a group:

Number of Shares
Name of Beneficial Owner	Beneficially Owned (1)
R. Chad Dreier	1,476,916

Daniel T. Bane	60,933

Leslie M. Frécon	80,705

Roland A. Hernandez	42,577

William L. Jews	80,076

Ned Mansour	69,787

Robert E. Mellor	129,519 (2)

Norman J. Metcalfe	178,787

Charlotte St. Martin	41,243

Paul J. Varello	68,029

John O. Wilson	1,453

Gordon A. Milne	177,500

Kipling W. Scott	137,186

Mark L. Beisswanger	94,000

Larry T. Nicholson	61,181

Directors and executive officers as a group (21 persons)	3,533,208

(1) With the exception of Mr. Dreier, no other Director, nominee or executive officer beneficially owns more than one percent of Ryland’s outstanding Common Stock. Mr. Dreier beneficially owns 3.2 percent of Ryland’s outstanding Common Stock. Directors, nominees and executive officers as a group beneficially own 7.7 percent of Ryland’s outstanding Common Stock. All of the shares in the table are owned individually with sole voting and sole dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 14, 2006, as follows: Mr. Dreier, 1,000,000 shares; Mr. Bane, 60,000 shares; Ms. Frécon, 70,000 shares; Mr. Hernandez, 40,000 shares; Mr. Jews, 80,000 shares; Mr. Mansour, 55,000 shares; Mr. Mellor, 108,000 shares; Mr. Metcalfe, 120,000 shares; Ms. St. Martin, 40,000 shares; Mr. Varello, 60,000 shares; Mr. Milne, 119,700 shares; Mr. Scott, 50,000 shares; Mr. Beisswanger, 66,400 shares; Mr. Nicholson, 43,240 shares; and Directors and executive officers as a group, 2,493,640 shares.

Includes shares represented by restricted stock units as follows: Mr. Dreier, 308,000 shares; Mr. Milne, 21,000 shares; Mr. Scott, 18,000 shares; Mr. Beisswanger, 14,000 shares; and Mr. Nicholson, 14,000 shares; and Directors and executive officers as a group, 441,000 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under Ryland’s Retirement Savings Opportunity Plan as follows: Mr. Dreier, 2,916 shares; Mr. Scott, 2,402 shares; Mr. Nicholson, 573 shares; and Directors and executive officers as a group, 19,980 shares.

(2) Does not include 2,000 shares of Common Stock owned by Mr. Mellor’s wife as to which he disclaims beneficial ownership.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2005, the Board of Directors held five meetings. All Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2005. The Board of Directors of Ryland has Audit, Compensation, Finance and Nominating and Governance Committees. Each of the committees has adopted a charter, all of which are available either for viewing on Ryland’s Web site at www.ryland.com or upon request from the Corporate Secretary’s office by phone at 818-223-7500 or by writing to The Ryland Group, Inc., 24025 Park Sorrento, Suite 400, Calabasas, California 91302.

The Audit Committee of the Board of Directors was composed of Directors Bane, Frécon, Hernandez and Mansour. The Audit Committee reviews Ryland’s financial statements and reports, the audit services provided by Ryland’s independent public accountants and the reports of Ryland’s internal auditors. During 2005, four meetings of the Audit Committee were held. Please review the Audit Committee Report contained in this Proxy Statement on page 7.

The Compensation Committee of the Board of Directors determines and approves Ryland’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of Ryland, including awards and distributions under Ryland’s compensation plans. Directors Jews, Mellor, Metcalfe and St. Martin served as its members. During 2005, the Compensation Committee held four meetings. Please review the 2005 Compensation Committee Report on Executive Compensation contained in this Proxy Statement on page 9.

The Finance Committee of the Board of Directors was composed of Directors Frécon, Mellor, Metcalfe and Wilson. The Finance Committee reviews and monitors the financial plans and capital structure of Ryland. There were two meetings of the Finance Committee during 2005.

The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour, St. Martin and Varello were the members of the Nominating and Governance Committee, which held three meetings during 2005. The Nominating and Governance Committee will consider nominees proposed by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of Ryland, and should identify the nominee by name and provide information about the nominee’s background and experience.

As required by the rules of the New York Stock Exchange, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the non-management directors. The Chairperson of the Nominating and Governance Committee, which is currently Mr. Jews, presides at these independent sessions.

The Board of Directors has adopted a Code of Business Ethics which is applicable to the Board of Directors, executive officers (including Ryland’s principal executive, financial and accounting officers) and employees of Ryland. This Code is available on Ryland’s Web site at www.ryland.com and will be provided to stockholders upon request. Any waiver of the Code for Directors or executive officers will be promptly disclosed to stockholders on Ryland’s Web site.

COMPENSATION OF DIRECTORS

Each Director who is not an employee receives an annual fee of $45,000; half of this amount is paid in cash and half is paid in Ryland’s Common Stock. Each non-employee Director is eligible to be paid an additional $1,500 in cash for each meeting attended of the Board of Directors and of Committees of the Board of Directors, with the exception of the Committee Chairpersons who are paid $2,000 in cash per committee meeting plus an annual fee of $2,500. A Director may elect to have all or any part of their fees, including the fee eligible for payment in Ryland Common Stock, deferred under Ryland’s Executive and Director Deferred Compensation Plan. Under this Plan, amounts elected to be deferred are not included in a Director’s gross income for income tax purposes until actually distributed to the Director. Directors who are employees of Ryland do not receive additional compensation for service on the Board of Directors. During 2005, Ryland donated $20,000 for each Director to charitable organizations on behalf of, and as designated by, each individual Director.

Ryland maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors have received stock options. On December 30, 2005, Ryland granted each non-employee Director an option to purchase 20,000 shares of Common Stock at an exercise price of $72.13 per share. The exercise price was the market price of the Common Stock on the date of grant. Stock options fully vest and become exercisable six months after the date of grant. Options are not exercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors. Ryland is proposing a new 2006 Non-Employee Director Stock Plan which, if approved by stockholders, will replace the existing Director equity plan.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Ryland’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which Ryland’s Common Stock is listed. The Board of Directors has determined that Mr. Bane, a member of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K under the Securities Act of 1933, as amended. Mr. Hernandez, a member of the Audit Committee, serves on the audit committee of four public corporations. The Board of Directors has determined that Mr. Hernandez’s simultaneous service on the audit committees of four public corporations will not impair his ability to serve effectively on Ryland’s Audit Committee.

The Board of Directors adopted and approved a written charter for the Audit Committee in 2003. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Ryland’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee discussed with Ryland’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has discussed with the internal auditors and independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of Ryland’s internal controls, and the overall quality of Ryland’s financial reporting. The Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence. The Committee discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. The Committee also approved the selection of Ernst & Young LLP as Ryland’s independent registered public accounting firm for 2006. The Audit Committee determined that since Ernst & Young LLP did not provide services subject to the category entitled “All Other Fees” set forth below, Ernst & Young LLP’s independence was maintained.

For the fiscal years ended December 31, 2005 and 2004, professional services were performed by Ernst & Young LLP.

Total fees paid to Ernst & Young LLP aggregated $1,373,400 and $1,244,700 for the fiscal years ended December 31, 2005 and 2004, respectively, and were composed of the following:

Audit Fees: The aggregate fees billed for the audit of the financial statements for the fiscal years ended December 31, 2005 and 2004 were $1,246,300 and $1,111,200, respectively. The audit fees also include reviews of the financial statements included in Ryland’s Quarterly Reports on Form 10-Q, testing and evaluating internal controls over financial reporting, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2005 and 2004 were $89,300 and $130,200, respectively. These fees are for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Ryland’s financial statements, including employee benefit plan audits; attest services that are not required by statute or regulation; internal control reviews and consultations concerning evaluating internal controls over financial reporting; and other financial accounting/reporting matters.

Tax Fees: The aggregate fees billed for tax services for the fiscal years ended December 31, 2005 and 2004 were $37,800 and $3,300, respectively. These fees relate to professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

All Other Fees: No other fees were paid to Ernst & Young LLP in either fiscal year 2005 or fiscal year 2004.

The Audit Committee annually approves in advance each year’s engagement for audit services. The Committee also established procedures for pre-approval of all audit-related, tax and permitted non-audit services provided by and fees paid to Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any fees pre-approved in this manner are reported to the Audit Committee at its next scheduled meeting. All services and fees described above were pre-approved by the Audit Committee in fiscal year 2005.

Audit Committee of the Board of Directors

Daniel T. Bane
Leslie M. Frécon
Roland A. Hernandez
Ned Mansour

March 10, 2006

2005 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is comprised of four independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates executive performance and considers related matters.

Ryland’s mission is to be a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, Ryland is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders’ equity. The Compensation Committee is committed to implementing a compensation program which furthers Ryland’s mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of Ryland’s business strategies:

•      All executive officers’, including the Chief Executive Officer’s, compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in financial and operational performance.

•     A portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary equity interest provides a close identification with Ryland and aligns executive officers’ interests with those of stockholders. This policy promotes a continuing focus on building profitability and stockholder value.

•      Compensation opportunities should enhance Ryland’s ability to attract, retain and encourage the development of knowledgeable and experienced executives.

Consistent with this approach, on April 20, 2005, Ryland entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Dreier, Chairman of the Board of Directors, President and Chief Executive Officer, which was approved by the Board of Directors on such date.

Components of Compensation

The Compensation Committee relates total compensation levels for Ryland’s Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies, which include many of the same companies within the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement on page 16. Additionally, the Compensation Committee believes that Ryland’s competitors for executive talent also include other companies not included in this Index. Therefore, the Committee reviews general industry survey data on companies of comparable revenue size.

The key elements of Ryland’s executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive officer’s total compensation package.

Base Salary

The Compensation Committee regularly reviews each executive officer’s base salary. Base salaries are targeted at median competitive levels and are adjusted by the Compensation Committee to recognize varying levels of responsibility, experience and breadth of knowledge, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on the Compensation Committee’s judgment of sustained levels of individual contribution to Ryland.

In accordance with the Employment Agreement, Mr. Dreier receives a base annual salary of $1,000,000.

Annual Incentives

The Senior Executive Performance Plan promotes Ryland’s pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses that are based on the profitability of Ryland and its business units. Annual bonus opportunities allow Ryland to motivate executives in maximizing the profitability of Ryland and its business units.

Bonus opportunities are set at median competitive levels for the peer group of companies. The various bonus plans are designed to incent and reward above-average performance from the executives and their business units.

Under the terms of his Employment Agreement, Mr. Dreier is eligible for an annual cash bonus equal to two percent of the consolidated pretax income of Ryland, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and non-recurring or unusual expenses or charges. Mr. Dreier earned an annual cash bonus of $14,997,861 for 2005.

Eligible executives on the corporate staff receive bonuses based upon a percentage of Ryland’s consolidated pretax income, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and non-recurring or unusual expenses or charges. Executives in Ryland’s homebuilding and mortgage operations receive bonuses based on a percentage of the pretax earnings of their business units, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and non-recurring or unusual expenses or charges.

Long-Term Incentives

In keeping with Ryland’s commitment to provide a total compensation package which includes at-risk components, long-term incentive compensation comprises a significant portion of the value of an executive’s total compensation package.

When awarding long-term incentives, the Compensation Committee considers an executive’s level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentive awards are in the form of stock options, restricted stock units and cash.

Stock Options and Restricted Stock Units

Stock options are granted at an option price which is the fair market value of Ryland’s Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. Ryland also periodically awards restricted stock units to executive officers with restrictions on vesting and payout. The value of the restricted stock units is dependent on the value of Ryland’s Common Stock and is, therefore, tied to the interest of stockholders. The size of the award can be adjusted based on individual factors and historical award data.

On April 20, 2005, Mr. Dreier received an award of 120,000 restricted stock units pursuant to the Performance Award Program under The Ryland Group, Inc. 2005 Equity Incentive Plan, plus an amount to equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units. The vesting of these restricted stock units is subject to the Corporation’s return on stockholders’ equity meeting certain performance criteria.

The Ryland Group (TRG) Incentive Plan

The TRG Incentive Plan provides for awards based on Ryland’s financial performance. Each year, the Compensation Committee establishes target award levels for executive officers based on a percentage of base salary. Executives are eligible to earn cash awards based on the extent to which pre-established financial goals are achieved or exceeded by Ryland. Awards are payable in cash with vesting occurring over three years.

The Compensation Committee believes that the TRG Incentive Plan provides executives with an immediate link to the interest of stockholders, focuses them on company-wide performance and provides incentives that are longer-term than annual bonuses but less remote than retirement benefits. The Compensation Committee believes that the TRG Incentive Plan will enhance Ryland’s ability to maintain a stable executive team focused on Ryland’s long-term success.

For 2005, the Compensation Committee designated return on stockholders’ equity as the performance measure for the TRG Incentive Plan. Based on Ryland’s average return on stockholders’ equity for the three-year period from 2003 through 2005, which exceeded the targeted average return on stockholders’ equity, the Compensation Committee determined that the TRG Incentive Plan awards for 2005 were 295 percent of the target award value. A target award value for 2005 of 150 percent of base salary was established by the Compensation Committee for Mr. Dreier. Based on Ryland’s performance in 2005, which exceeded the targeted return on equity performance measure, Mr. Dreier received a TRG Incentive Plan award of $4,418,550.

Retirement Plans

Ryland provides executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in Ryland’s Retirement Savings Opportunity Plan up to the statutory limits and receive certain matching contributions. Because of these statutory limits, Ryland also offers executive officers the ability to defer additional pay and to receive certain matching contributions through the Executive and Director Deferred Compensation Plan. Mr. Dreier and the executive officers of Ryland are entitled to payments under Ryland’s Supplemental Executive Retirement Plan and Senior Executive Supplemental Retirement Plan, which are defined benefit retirement plans.

Policy with Respect to the $1 Million Deduction Limit

It is the policy of the Compensation Committee to continually evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code Section 162(m), as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of Ryland and its stockholders which may not qualify for tax deductibility. The stockholders of Ryland previously approved The Ryland Group, Inc. Senior Executive Performance Plan, an amendment to the TRG Incentive Plan and a Performance Award Program under The Ryland Group, Inc. 2005 Equity Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.

Conclusion

The Compensation Committee believes these executive compensation policies and programs serve the interests of the stockholders and Ryland effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to Ryland’s overall future success, thereby enhancing the value of Ryland for the stockholders’ benefit.

The Compensation Committee will continue to monitor the effectiveness of the total compensation program to meet the current and future needs of Ryland. The Compensation Committee’s charter is available on Ryland’s Web site at www.ryland.com and will be provided to stockholders upon request.

Compensation Committee of the Board of Directors

William L. Jews
Robert E. Mellor
Norman J. Metcalfe
Charlotte St. Martin

March 10, 2006

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
					Awards
				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus (a)	Compensation (b)	Awards (c)	Options	Compensation(d)
Mr. Dreier - Chairman of the Board of	2005	$1,000,000	$16,500,564	$5,627,263	$7,368,000	0	$3,885,397
Directors, President and Chief Executive	2004	$1,000,000	$12,245,622	$3,099,387	$0	0	$3,513,783
Officer of The Ryland Group, Inc.	2003	$1,000,000	$9,568,271	$2,443,519	$0	0	$5,162,186

Mr. Milne – Executive Vice President	2005	$480,000	$2,798,070	$783,985	$1,289,400	0	$1,233,240
and Chief Financial Officer of	2004	$465,000	$2,121,561	$920,277	$0	60,000	$1,097,851
The Ryland Group, Inc.	2003	$450,000	$1,681,344	$456,948	$0	60,000	$1,094,495

Mr. Scott - Executive Vice President	2005	$430,000	$4,093,030	$581,204	$1,105,200	0	$1,150,712
of The Ryland Group Inc.; President of	2004	$415,000	$4,135,955	$778,550	$0	50,000	$1,016,062
the North Central Region of Ryland Homes	2003	$390,769	$3,400,003	$390,794	$0	50,000	$1,033,129

Mr. Beisswanger - Senior Vice President	2005	$310,000	$4,205,251	$781,351	$859,600	0	$789,205
of The Ryland Group, Inc.; President of	2004	$300,000	$2,336,779	$918,203	$0	40,000	$667,516
the West Region of Ryland Homes	2003	$280,000	$1,363,556	$456,355	$0	40,000	$588,132

Mr. Nicholson - Senior Vice President	2005	$285,000	$2,649,163	$1,321	$859,600	0	$678,393
of The Ryland Group, Inc.; President of	2004	$224,923	$1,484,935	$575	$0	14,000	$585,165
the Southeast Region of Ryland Homes

(a) Includes bonuses and earnings for 2005, 2004 and 2003, which were paid in 2006, 2005 and 2004, respectively. Includes the dollar value of the initial vested portion of awards under the TRG Incentive Plan for 2005, 2004 and 2003 as follows: Mr. Dreier 2005 - $1,472,703, 2004 - $1,379,412, 2003 - $1,278,272; Mr. Milne 2005 - $518,391, 2004 - $470,380, 2003 - $421,830; Mr. Scott 2005 - $422,175, 2004 - $381,637, 2003 - $340,873; Mr. Beisswanger 2005 - $304,359, 2004 - $275,882, 2003 - $238,611; and
Mr. Nicholson 2005 - $279,814, 2004 - $177,271.

(b) Includes tax gross-up adjustments paid for vested restricted stock units and executive fitness and life insurance plans as follows: Mr. Dreier 2005 - $5,487,005, 2004 - $2,918,668, 2003 - $2,250,408; Mr. Milne 2005 - $783,985, 2004 - $920,277, 2003 - $456,948; Mr. Scott 2005 - $581,204, 2004 - $778,550, 2003 - $390,794; Mr. Beisswanger 2005 - $781,351, 2004 - $918,203, 2003 - $456,355; and Mr. Nicholson 2005 - $1,321, 2004 - $575; personal health and services allowance and medical and fitness reimbursement: Mr. Dreier 2005 - $93,036, 2004 - $94,411, 2003 - $90,169; and amounts related to use of the corporate aircraft: Mr. Dreier 2005 - $46,222, 2004 - $86,307, 2003 - $102,942.

(c) Mr. Dreier was awarded 120,000 restricted stock units in 2005 vesting in years 2008 through 2010. The value of the 2005 grant is included as 2005 compensation and is based on the $61.40 closing price of Ryland’s Common Stock on the date of grant. The units vest and shares of Common Stock are delivered to Mr. Dreier in installments of 40,000 each on March 1, 2008, 2009 and 2010, subject to performance criteria as established pursuant to the Performance Award Program under The Ryland Group, Inc. 2005 Equity Incentive Plan.

Mr. Dreier is entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. At December 31, 2005, the total number and value of unvested restricted stock units held by Mr. Dreier was 308,000 units at a value of $22,216,040.

In 2005, Mr. Milne was awarded 21,000 restricted stock units, Mr, Scott 18,000 restricted stock units, Mr. Beisswanger 14,000 restricted stock units and Mr. Nicholson 14,000 restricted stock units. One-third of each of these restricted stock grants will vest on May 1, 2006, 2007 and 2008. The value of the restricted stock grants is included in 2005 compensation and is based on the $61.40 closing price of Ryland’s Common Stock on the date of grant.

Messrs. Milne, Scott, Beisswanger and Nicholson are entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. At December 31, 2005, the value of unvested restricted stock units held by Mr. Milne was $1,514,730, by Mr. Scott was $1,298,340, by Mr. Beisswanger was $1,009,820 and by Mr. Nicholson was $1,009,820.

(d) Includes Ryland’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan: Mr. Dreier 2005 - $710,473, 2004 - $554,479, 2003 - $392,074; Mr. Milne 2005 - $126,371, 2004 - $102,072, 2003 - $65,402; Mr. Scott 2005 - $249,559, 2004 - $206,657, 2003 - $137,335; Mr. Beisswanger 2005 - $140,754, 2004 - $84,297, 2003 - $31,800; and Mr. Nicholson 2005 - $94,060, 2004 - $74,651; the value of term life insurance received under Ryland’s executive life insurance plan: Mr. Dreier 2005 - $43,174, 2004 - $38,681, 2003 - $53,249, Mr. Milne 2005 - 7,230; 2004 - $6,542, 2003 - $4,142; Mr. Scott 2005 - $5,873, 2004 - $5,486, 2003 - $3,351; Mr. Beisswanger 2005 – $3,301, 2004 - $1,836, 2003 - $1,279; and Mr. Nicholson 2005 - $3,505, 2004 - $2,535; deferred cash and earnings under the TRG Incentive Plan: Mr. Dreier 2005 - $3,131,751, 2004 - $2,920,623, 2003 - $2,659,095; Mr. Milne 2005 - $1,099,639, 2004 - $989,237, 2003 - $867,214;
Mr. Scott 2005 - $895,280, 2004 - $803,919, 2003 - $704,915; Mr. Beisswanger 2005 - $645,150, 2004 - $581,383, 2003 - $493,942; and Mr. Nicholson 2005 - $580,829, 2004 - $367,642 ; payments related to Ryland’s former split dollar life insurance plan: Mr. Dreier 2003 - $2,057,769; Mr. Milne 2003 - $157,736; Mr. Scott 2003 - $187,528; and Mr. Beisswanger 2003 - $61,112; and reimbursements for relocation expenses: Mr. Nicholson 2004 - $140,336.

AGGREGATED STOCK OPTION EXERCISES IN 2005

AND YEAR-END STOCK OPTION VALUES

			Number of Securities Underlying		Value of Unexercised In-the-
	Shares Acquired	Value	Unexercised Options at Year End		Money Options at Year End
Name	on Exercise	Realized (a)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Dreier	360,000	$23,249,004	1,100,000	—	$73,282,000	—
Mr. Milne	30,000	$2,103,893	79,500	60,600	$3,989,727	$2,334,882
Mr. Scott	53,000	$3,047,337	16,500	50,500	$530,145	$1,945,735
Mr. Beisswanger	—	—	39,600	40,400	$1,774,212	$1,556,588
Mr. Nicholson	—	—	33,860	14,140	$1,619,974	$544,806

(a) “Value Realized” is equal to market price at exercise less exercise price.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans	5,095,570	$25.91	1,612,463
approved by stockholders
Equity compensation plans not approved by stockholders (1)	0	$0	0

(1) Ryland does not have any equity compensation plans that have not been approved by stockholders.

EMPLOYMENT AGREEMENT

On April 20, 2005, Ryland entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Dreier for a period extending until December 30, 2010. The Employment Agreement provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the agreement’s term. Under the agreement, Mr. Dreier will receive a base salary of $1,000,000 per year and is eligible for an annual cash bonus equal to two percent of Ryland’s consolidated pretax income, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, changes in accounting methods and non-recurring or unusual expenses or charges. In addition, Mr. Dreier is entitled to participate in the TRG Incentive Plan, with a target performance award equal to 150 percent of his base salary. Mr. Dreier also received an award of restricted stock units, subject to performance criteria related to Ryland’s return on stockholders’ equity as established pursuant to the Performance Award Program under The Ryland Group, Inc. 2005 Equity Incentive Plan. The remaining outstanding grants of restricted stock units will vest on the following schedule: 94,000 shares on March 1, 2007 and 40,000 shares on each of March 1, 2008, 2009 and 2010. These awards of restricted stock units also include payment of an amount equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units, and of dividend equivalent payments with respect to the unvested stock units as of each dividend payment date.

If Mr. Dreier’s employment is terminated without “cause” or if he resigns “for good reason,” Mr. Dreier receives salary and benefits for the remaining term of the agreement or 24 months, whichever is greater, a bonus payment equal to the bonus paid or payable in the fiscal year prior to termination multiplied by the remaining number of years within the term of the Employment Agreement, a payment of all vested benefits and awards, and accelerated vesting under Ryland’s benefit and equity plans. In the event of a termination of Mr. Dreier’s employment within six months of a “change of control” of Ryland, he receives a cash payment equal to three times his highest annual salary and bonus, accelerated vesting under Ryland’s benefit and equity plans, three years of continued receipt of his current benefits, as well as relocation and outplacement assistance. If any payment under the Employment Agreement would subject Mr. Dreier to an excise tax or Section 409A tax code liability, Ryland shall pay Mr. Dreier an additional amount sufficient to cover any applicable federal and state income and medicare taxes.

The Employment Agreement provides for payments to Mr. Dreier under a Supplemental Executive Retirement Plan (the “SERP”) entered into and effective as of July 1, 2002. These payments occur within 60 days of the later of January 1, 2008 or Mr. Dreier’s retirement from employment with Ryland (the “SERP Benefit”). The SERP Benefit vests at a rate of 20 percent per year on each of December 30, 2003, 2004, 2005, 2006 and 2007, unless accelerated as a result of a “change of control” or termination of employment without “cause.” The SERP Benefit will be paid at the election of Mr. Dreier as either an annual payment of $2,400,000 for a period of 15 years or a lump sum payment in the amount of the present value of the total SERP Benefit calculated using an eight percent discount rate. At the time that Mr. Dreier is eligible to receive the SERP Benefit, Mr. Dreier and his spouse are provided with an Executive Retirement Health Insurance Program for a period of 15 years which shall provide the same continued coverage and benefits as Ryland’s executive health insurance program in which Mr. Dreier participated prior to his retirement or termination of employment with Ryland.

Additionally, the Employment Agreement provides for payments to Mr. Dreier under a Supplemental Executive Retirement Plan II (the “SERP II”) entered into and effective as of January 1, 2005. These payments occur on the earlier of the date of a “change in control” or six months after the date of Mr. Dreier’s retirement (the “SERP II Benefit”). The SERP II Benefit vests at a rate of
33 1/3 percent per year on each December 30, 2008, 2009, and 2010, unless accelerated as a result of a “change in control” or termination of employment without “cause.” At the election of Mr. Dreier, the SERP II Benefit is paid as either an annual payment of $1,440,000 for a period of 15 years or a lump sum payment in the amount of the present value of the total SERP II Benefit calculated using an eight percent discount rate.

Ryland previously deposited $6,943,982 into a grantor “rabbi” trust (the “SERP Trust”) to fund benefits to be provided by the SERP. In addition, Ryland is depositing $3,471,991 per year into the SERP Trust, during the six-year period which commenced January 1, 2005 to fund the benefits payable in connection with the SERP and SERP II. Before the date of a “change in control,” Ryland will deposit into the SERP Trust an amount equal to the present value of all benefits to be provided by the SERP and SERP II calculated using an eight percent discount rate.

SENIOR EXECUTIVE COMPENSATION AGREEMENTS

On July 1, 2003, Ryland established a Senior Executive Supplemental Retirement Plan for the executive officers of Ryland, including Messrs. Milne, Scott, Beisswanger and Nicholson. The Senior Executive Supplemental Retirement Plan provides for payments within 60 days of the first day of January following the participant’s 60th birthday (the “Senior Executive SERP Benefit”). The Senior Executive SERP Benefit vests at a rate of 20 percent per year on each anniversary date of commencement of participation in the Senior Executive Supplemental Retirement Plan, unless accelerated as a result of a “change-in-control” or termination of employment without “cause.” The Senior Executive SERP Benefit will be paid at the election of the participants as either an annual payment of $150,000 for a period of 15 years or a lump sum payment in the amount of the present value of the Senior Executive SERP Benefit calculated using an eight percent discount rate. Ryland is obligated to set aside amounts necessary to fund, and immediately prior to any “change-in-control” Ryland must fully fund, the Senior Executive SERP Benefit.

Ryland has Senior Executive Severance Agreements pursuant to which, upon termination of employment within three years of a “change-in-control” of Ryland, Ryland’s executive officers, including Messrs. Milne, Scott, Beisswanger and Nicholson, receive a cash payment equal to two times the highest annual compensation paid to them during the three years prior to termination, accelerated vesting under Ryland’s benefit and equity plans, and relocation and outplacement assistance. They are also entitled to receive medical and other benefits for two years.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK

(Stock Price Appreciation Plus Dividends)

This chart graphs Ryland’s performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor’s 500 Index and the Dow/Home Construction Index. The Dow/Home Construction Index includes the following companies: Ryland; Beazer Homes USA, Inc.; Centex Corporation; Champion Enterprises, Inc.; D.R. Horton, Inc.; Hovnanian Enterprises, Inc.; KB Home; Lennar Corporation; M.D.C. Holdings, Inc., Meritage Homes Corp.; NVR, Inc.; Pulte Homes, Inc.; Standard Pacific Corp.; Toll Brothers, Inc. and WCI Communities, Inc.

(a) Assumes that the value of Ryland’s Common Stock and the Indices were $100 on January 1, 2001, and that all dividends were reinvested.

PROPOSAL NO. 2

PROPOSAL TO APPROVE THE RYLAND GROUP, INC.

2006 NON-EMPLOYEE DIRECTOR STOCK PLAN

The Board of Directors proposes that Ryland’s stockholders approve Ryland’s adoption of The Ryland Group, Inc. 2006 Non-Employee Director Stock Plan (the “Plan”). If approved, shares of Ryland’s Common Stock will be issued under the Plan to non-employee Directors. The following is a summary of the Plan as proposed for approval. This summary is qualified in its entirety by reference to the full text of the Plan which appears as Exhibit A to this Proxy Statement.

Summary of Plan Terms

Purpose and Types of Awards: The Plan’s purpose is to align the interests of the non-employee members of Ryland’s Board of Directors with the interests of Ryland and its stockholders through an equity participation in the value of Ryland’s Common Stock. The Plan provides for automatic grants of stock awards to non-employee Directors on May 1 of each year. The Plan will replace the 2004 Non-Employee Director Equity Plan (the “Predecessor Plan”).

Shares Available Under the Plan: The Plan authorizes for issuance 150,000 shares of Common Stock. Appropriate adjustments will be made to this authorization to reflect any stock dividend, stock split, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price below market price, or other similar change affecting Ryland’s Common Stock. Such adjustments will be made in the maximum number and kind of shares subject to the Plan, and subsequent grants of stock awards. The shares available under the Plan will come from authorized but unissued shares of Common Stock, purchases by Ryland on the open market or from any other proper source.

Shares Available Under Other Ryland Equity Plans: Ryland has 659,665 shares available for grant under the 2005 Equity Incentive Plan, which is the equity plan for employees and officers of Ryland, 172,000 of which are available for grant as restricted stock or stock units. The Predecessor Plan has 953,200 shares available for grant, however, if the stockholders approve the Plan, shares will no longer be available for grant under the Predecessor Plan.

Administration: The Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan. The Compensation Committee, however, has no discretion with respect to the eligibility or selection of Directors to receive stock awards as well as the timing, amount, vesting or payment of stock awards. Decisions of the Compensation Committee on the administration of the Plan are final, binding and conclusive.

Eligibility to Participate: All members of the Board of Directors who are not employees will participate in the Plan. As of March 10, 2006, ten Directors are eligible to participate in the Plan.

Stock Awards: Non-employee Directors will receive a stock award of 3,000 shares of Common Stock on May 1 of each year. New non-employee Directors will receive a pro-rata stock award 30 days after their date of appointment or election based on the remaining portion of the Plan year in which they are appointed or elected from May 1 to April 30. Stock awards are fully vested and nonforfeitable on their applicable award date.

Deferral of Stock Awards: Directors may elect to defer receipt of a stock award in accordance with certain election procedures. If a Director elects to defer receipt of payment of shares of Common Stock subject to a stock award, the number of shares of Common Stock subject to the stock award will be credited to the Director and will be deposited into and made subject to the terms and conditions of Ryland’s Executive and Director Deferred Compensation Plan (the “EDDCP”). On each cash dividend payment date with respect to the deferred shares of Common Stock, the Director will receive a cash dividend equivalent payment credited, on a pro rata basis, to the other non-Common Stock investment accounts maintained by the Director pursuant to the EDDCP.

Amendment and Termination: The Compensation Committee may amend, suspend or terminate the Plan or any portion of it at any time except to the extent prohibited by applicable law, the SEC or the New York Stock Exchange. If not sooner terminated by the Compensation Committee, the Plan will terminate on April 25, 2016.

NEW PLAN BENEFITS TABLE

PLAN NAME: 2006 NON-EMPLOYEE DIRECTOR STOCK PLAN

Name and Position	Value ($ )	Number of Shares

Named Executive Officers (not eligible under Plan)	n/a	n/a

Executive Group (not eligible under Plan)	n/a	n/a

Non-Executive Director Group	n/a (1)	aggregate 30,000 per year (2)

Non-Executive Officer Employee Group (not eligible under Plan)	n/a	n/a

(1) Not applicable since value of benefits or amounts is indeterminate.

(2) Assumes a grant of 3,000 shares of Common Stock to each of the ten eligible non-executive Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 2006 NON-EMPLOYEE DIRECTOR STOCK PLAN.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL CONCERNING

SENIOR EXECUTIVE SEVERANCE AGREEMENTS

The Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, N.W., Washington, DC 20001, owner of approximately 11,400 shares of Ryland’s Common Stock, has given notice of its intention to present the following resolution at the 2006 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 3.

Vote Required

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting of Stockholders.

Legal Effect of Approval

The stockholder proposal set forth below is a request to the Board of Directors to consider a matter.  If the proposal passes, the Board of Directors may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.

Proponent’s Proposal

“RESOLVED: that the shareholders of Ryland Group (the “Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of executives’ base salary plus bonus. “Future severance agreements” include employment agreements containing severance provisions, retirement agreements and agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments and the estimated present value of periodic retirement payments, fringe benefits, perquisites and consulting fees to be paid to the executive.

SUPPORTING STATEMENT

In our opinion, severance agreements as described in this resolution, commonly known as “golden parachutes,” are excessive in light of the high levels of compensation enjoyed by senior executives at the Company and U.S. corporations in general.

We believe that requiring shareholder approval of such agreements may have the beneficial effect of insulating the Board of Directors from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option if this proposal were implemented of seeking shareholder approval after the material terms of the agreement were agreed upon.

For those reasons, we urge shareholders to vote for this proposal.”

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board of Directors recommends a vote “AGAINST” the stockholder proposal. The Board does not believe that this proposal will enhance stockholder value or serve to promote the best interests of Ryland’s stockholders. Rather, the Board believes this proposal will hamper Ryland’s ability to attract, motivate and retain the best leadership talent available in the highly competitive homebuilding industry.

The Board of Directors, through its Compensation Committee, is committed to maximizing stockholder value through its oversight of Ryland’s use of severance agreements in executive compensation packages. The Board believes that contractual arrangements providing competitive severance benefits for senior executives is an important and entirely appropriate element of an executive compensation program. These arrangements are an important tool for Ryland to recruit and retain executives. The decision of whether or not to offer severance benefits is one that is made in the context of the competitive marketplace for executive talent. The Compensation Committee, which is composed entirely of independent, non-employee Directors, recognizes its responsibility and obligation to recommend and implement executive compensation packages that are in the long-term interests of Ryland’s stockholders. The Board believes that it is in the stockholders’ best interests to have the responsibility for this ongoing process vested in the Compensation Committee’s independent Directors rather than inhibited and diminished by the potential hurdles and complications reflected in this proposal.

The Board believes that senior executives’ severance agreements maintain the focus of our senior executives and insure that their attention, efforts and commitment are aligned with maximizing the success of the Company and stockholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change of control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction.

Implementation of this proposal will disrupt Ryland’s operations and, as proposed, is impractical for Ryland to put into practice. The adoption of the proposal would require Ryland to either incur significant expense in calling special stockholders’ meetings each time there is a need for future severance agreements or delay, possibly for a significant amount of time, finalizing such agreements until after approval at a regularly scheduled annual meeting. This is impractical and is likely to impede the ability of Ryland to finalize compensation arrangements and attract and retain talented senior executives.

The Board believes that it is in the best interests of our stockholders to provide the Board and the Compensation Committee with the ability to make decisions with respect to severance arrangements. The proposal’s measurements are not necessary and place Ryland at a competitive disadvantage in recruiting and retaining qualified senior executive officers.

FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL CONCERNING

SENIOR EXECUTIVE RETIREMENT BENEFITS

The Indiana State District Council of Laborers and HOD Carriers Pension Fund, 413 Swan Street, Terre Haute, Indiana 47807-4224, owner of approximately 4,600 shares of Ryland’s Common Stock, has given notice of its intention to present the following resolution at the 2006 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE

STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 4.

Vote Required

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares of Ryland’s Common Stock cast in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting of Stockholders.

Legal Effect of Approval

The stockholder proposal set forth below is a request to the Board of Directors to consider a matter.  If the proposal passes, the Board of Directors may consider, in its business judgment, whether to take the requested action or not, but it is not legally obligated to do so.

Proponent’s Proposal

“RESOLVED: The shareholders of The Ryland Group, Inc. (“Ryland” or the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of any future extraordinary retirement benefits for senior executives. The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

For the purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

SUPPORTING STATEMENT

Supplemental executive retirement plans (“SERPs”) provide deferred compensation for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company’s general assets, the associated pension liabilities can be significant.

Ryland’s most recent proxy statement discloses that Chairman of the Board and Chief Executive Officer R. Chad Dreier is entitled to payments under Ryland’s Supplemental Executive Retirement Plan and Senior Executive Supplemental Retirement Plan. The proxy statement states:

The SERP Benefit vests at a rate of 20 percent per year on each of December 20, 2003, 2004, 2005, 2006 and 2007, unless accelerated as a result of a “change of control” or termination of employment without cause. The SERP Benefit will be paid at the election of Mr. Dreier as either an annual payment of $2,400,000 for a period of 15 years or a lump sum payment in the amount of the present value of the SERP Benefit calculated using an eight percent discount rate.

In our opinion, Ryland already provides CEO Dreier extremely generous compensation.  According to the proxy statement, Mr. Dreier received an annual salary of $1,000,000 in 2004 and 2003; a bonus of $12,245,622 in 2004 and $9,568,271 in 2003; other annual compensation of $3,013,080 in 2004 and $2,340,577 in 2003; and all other compensation of $3,600,090 in 2004 and $5,265,128 in 2003. Mr. Dreier also exercised stock options in 2004 with a value realized of $8,779,920 and as of year-end 2004 held exercisable options with a value of $76,787,600.

To help ensure that the use of extraordinary pension benefits for senior executives is in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it may not always be practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

We respectfully urge your support for this important reform.”

Board of Directors’ Statement in Opposition to the Stockholder Proposal

The Board of Directors recommends a vote “AGAINST” the stockholder proposal. The Board does not believe that this proposal will enhance stockholder value or serve the best interests of Ryland’s stockholders.

The proposal does not take into account the care taken by the Compensation Committee, consisting wholly of independent directors, when it exercises its fiduciary duty and reviews retirement benefit packages for senior executives. As you will note in Ryland’s Compensation Committee Report on Executive Compensation, Ryland’s mission is to be a leader in the homebuilding industry, optimize the strength of its operations and maximize stockholder value. In fulfilling Ryland’s mission, the Compensation Committee adheres to compensation policies that are aimed at facilitating these goals. While retirement benefits compose only one portion of Ryland’s compensation packages with its senior executives, they are an essential component to providing stability and certainty for Ryland’s leadership and competing for the best talent available in senior management. The Board believes that submitting future retirement benefits to a stockholder vote and in the process supplanting the Compensation Committee’s fiduciary responsibility not only diminishes stockholder value, but also reduces the effectiveness and quality of a process appropriately carried out by the Board of Directors.

From a practical standpoint, the Board views the proposal as ambiguous and difficult to implement. The definition of extraordinary retirement benefits is very broad and includes, among other things, a reference to “retirement perquisites and fringe benefits that are not generally offered to other Company employees.” It is unclear whether this proposal would apply not only to plans that clearly are retirement in nature or would also cover other benefits that might be provided to senior executives that are not generally offered to other Company employees. The inability of Ryland to have clarity on its ability to offer market driven benefits to its senior executives, without the need to seek stockholder approval, will impede the ability of Ryland to attract and retain qualified and talented senior executives. The proposal is also unclear as to how it would apply to benefits that might arise or vest in the context of a change of control which are key retention devices to insure the availability of senior executives free from any personal distractions when the Board needs an objective assessment and advice regarding possible strategic transactions.

The ability to approve matters after the fact does not address the critical issue of executives that are unwilling to stay with Ryland in a circumstance where a component of their compensation arrangements is uncertain and possibly compromised.

Ryland believes that implementation of this proposal would unnecessarily reduce the flexibility of Ryland’s independent directors and their ability to manage competitive compensation arrangements for Ryland’s senior executives consistent with their fiduciary duties. The proposal could further make it more difficult to attract and retain qualified senior executives.

FOR THE REASONS DESCRIBED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit Ryland’s consolidated financial statements for the fiscal year ending December 31, 2006 and, therefore, recommends stockholder approval of the ratification of Ernst & Young LLP to act as Ryland’s independent auditors. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if they desire, to make a statement.

Neither Maryland or federal law nor Ryland’s organizational documents require stockholder ratification of the appointment of Ernst & Young LLP as Ryland’s independent auditors. Ryland is requesting ratification to enhance corporate governance. If Ryland’s stockholders do not ratify the appointment, the Audit Committee will evaluate its appointment of Ernst & Young LLP, but still may retain them.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RYLAND’S INDEPENDENT AUDITORS FOR THE 2006 FISCAL YEAR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon Ryland’s review of forms and reports filed and submitted to Ryland during 2005 for any person subject to Section 16 of the Exchange Act, there were no persons who failed to file on a timely basis during 2005, reports required by Section
16(a) of the Exchange Act.

STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS

Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders of Ryland must be received by Ryland on or before November 10, 2006, and must comply with the applicable rules of the SEC in order to be included in Ryland’s Proxy Statement and proxy relating to the 2007 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act.  In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the 2007 Annual Meeting of Stockholders, proposals and nominations must be made in accordance with Ryland’s Bylaws, which require appropriate notice to Ryland of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting.  If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by Ryland, then Ryland must receive the notice of nomination or the proposal not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting.  In this regard, notice is given that the 2007 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April in 2007, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws.

Stockholders and any interested parties may send correspondence to the Board of Directors or to any individual Director at the following address: The Ryland Group, Inc. c/o General Counsel and Secretary, 24025 Park Sorrento, Suite 400, Calabasas, California 91302.  If applicable, the communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the General Counsel and Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors.  The General Counsel and Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

OTHER MATTERS

If any other business should come before the meeting, the proxy holders will vote according to their discretion.

EXHIBIT A

THE RYLAND GROUP, INC.

2006 NON-EMPLOYEE DIRECTOR STOCK PLAN

1.             Purpose and Types of Awards

The purpose of The Ryland Group, Inc. 2006 Non-Employee Director Stock Plan (the “Plan”) is to align the interests of the members of the Board of Directors of the Corporation with the interests of the Corporation and its stockholders through an equity participation in the value of the Corporation’s Common Stock.

2.             Definitions

“Award Date” means the date a Participant is eligible to receive a Stock Award.

“Board” means the Board of Directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee of the Board that is designated by the Compensation Committee or the Board from time to time to administer the Plan.

“Common Stock” means the Common Stock, $1.00 par value, of the Corporation.

“Corporation” means The Ryland Group, Inc., a Maryland corporation.

“Director” means a member of the Board.

“EDDCP” means the Corporation’s Executive and Director Deferred Compensation Plan, as amended from time to time, or any successor or companion plan, as well as any other non-qualified deferred compensation plan of the Corporation.

“Effective Date” means the date of the 2006 Annual Meeting of Stockholders of the Corporation, or any adjournment thereof, provided that the Plan is approved by the stockholders on such date.

“Employee” means any officer or employee of the Corporation or of its subsidiaries.

“Market Price” means the last reported sale price of the Common Stock on the New York Stock Exchange; or, if the Common Stock is not listed on the New York Stock Exchange, the closing price on such other exchange on which the Common Stock is traded; or, if quoted on the Nasdaq National Market System or other over-the-counter market, the last reported sales price on the Nasdaq National Market System or other over-the-counter market; or, if the Common Stock is not publicly traded, such price as shall be determined by the Committee to be the fair market value.

“Non-Employee Director” or “Participant” means a member of the Board who is not at the time also an Employee.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Award” means any grant of shares of Common Stock pursuant to the Plan.

3.             SHARES OF COMMON STOCK SUBJECT TO THE PLAN

(a) Subject to adjustment as provided in Section 3(b) below, the maximum aggregate number of shares of Common Stock that may be issued under the Plan is 150,000 shares.  The Common Stock issued under the Plan will come from authorized but unissued shares of Common Stock, purchases by the Corporation on the open market or from any other proper source.  The Corporation will set aside and reserve for issuance under the Plan 150,000 shares of Common Stock.

(b) In the event of any stock dividend, stock split, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price below Market Price or similar change affecting the Common Stock, appropriate adjustment shall be made in the maximum number and kind of shares subject to the Plan, and subsequent grants of Stock Awards.

4.             ADMINISTRATION OF THE PLAN

Stock Award grants under the Plan are automatic as provided in Section 6.  The Plan is administered by the Committee. The Committee shall have the powers vested in it by the terms of the Plan.  The Committee shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend rules and regulations for the administration of the Plan.  Notwithstanding the foregoing, the Committee shall have no discretion with respect to the eligibility or selection of Participants.  Any decisions of the Committee on the administration of the Plan shall be final, binding and conclusive.

5.             PARTICIPATION IN THE PLAN

All Non-Employee Directors shall participate in the Plan.

6.             STOCK AWARDS

(a)  Annual Stock Award Grants. On May 1, 2006, and on each May 1st thereafter during the term of the Plan, each Participant on such date shall receive a Stock Award of 3,000 shares of Common Stock.  Each person who first becomes a Participant after May 1, 2006 and on a date other than May 1st, shall receive, within 30 days of the date such person is appointed or elected as a Participant, a pro-rata Stock Award of a number of shares of Common Stock equal to the number, rounded up to the nearest whole number, determined by multiplying 3,000 shares by a fraction, (i) the numerator of which is the number of days during the period measured from the date such person becomes a Participant or is elected or appointed as a Non-Employee Director until the next following April 30th, and (ii) the denominator of which is 365.

(b)  Deferral of Stock Awards. Participants may elect to defer receipt of a Stock Award in accordance with the terms and conditions of the EDDCP.  If a Participant elects to defer the receipt of payment of the shares of Common Stock subject to a Stock Award, the number of shares of Common Stock subject to the Stock Award shall be credited to an EDDCP account on behalf of the Participant, and shall be subject thereafter to the terms and conditions of the EDDCP.  All deferral elections shall be made in accordance with the terms and conditions of the EDDCP.

(c)  Cash Dividend Equivalent Rights in Respect of Deferred Stock Awards. On each cash dividend payment date with respect to deferred shares of Common Stock, the Participant shall receive a cash dividend equivalent payment in respect of such deferred Common Stock credited on a pro rata basis to their other non-Common Stock EDDCP investment account(s).

(d)  Time of Vesting and Payment of Stock Awards. All Stock Awards shall be fully vested and nonforfeitable on the applicable Award Date.  Unless otherwise deferred in accordance with Section 6(b), all payments of shares of Common Stock and transmittal of stock certificates, or other evidence of Common Stock ownership in relation to Stock Awards will be distributed as soon as practicable after the Award Date.  The Corporation shall not issue fractions of a share of Common Stock. Whenever under the terms of the Plan, a fractional share of Common Stock is required to be issued, the Participant shall be paid in cash for such fractional share.

7.             CONTINUATION OF DIRECTOR OR OTHER STATUS

Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Corporation will retain a Participant as a Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Participant any legal or other right to continue as a Director or in any other capacity, or as limiting, interfering with or otherwise affecting the provisions of the Corporation’s Charter, Bylaws or the Maryland General Corporation Law relating to the removal of Directors.

8.             COMPLIANCE WITH GOVERNMENT REGULATIONS

Neither the Plan nor the Corporation shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules, and regulations, by any regulatory agencies, or by any stock exchanges upon which the Common Stock may be listed have been fully met.  Participants are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

9.             TRANSFERABILITY OF RIGHTS

Except as otherwise determined by the Committee, no Participant shall have the right to assign any rights or interests under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such rights or interests, other than by will or the laws of descent and distribution.

10.          AMENDMENT AND TERMINATION OF THE PLAN

The Committee may amend, suspend or terminate the Plan or any portion thereof at any time as it determines appropriate, without further action by the Corporation’s stockholders, except to the extent required by applicable law, regulatory agency or stock exchanges upon which the Common Stock is listed. The Plan may be amended by the Committee at any time, retroactively if required, in the opinion of the Corporation, in order to ensure that the Plan complies with the requirements of Section 409A of the Code. No amendment shall be prejudicial to any interest of a Participant. If not sooner terminated by the Committee, the Plan shall terminate on April 25, 2016.

11.          GOVERNING LAW

The validity, construction and effect of the Plan, of written instruments entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Committee relating to the Plan or such written instruments, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Maryland, without regard to its conflict of laws principles.

12.          APPLICABILITY TO OTHER PLANS

After and subject to stockholder approval of this Plan, no further awards shall be granted under the Corporation’s 2004 Non-Employee Director Equity Plan. Outstanding awards under the 2004 Non-Employee Director Equity Plan shall remain in effect pursuant to the terms of the agreements governing such awards and shall continue to be governed by the 2004 Non-Employee Director Equity Plan to the extent applicable.

13.          409A SAVINGS CLAUSE

It is intended that the Plan comply with Section 409A of the Code.  The Plan shall be administered, interpreted and construed in a manner consistent with such Code Section.  Should any provision of this Plan not comply with the provisions of Section 409A of the Code, that provision shall have no effect on the remaining parts of this Plan and this Plan shall be construed and enforced as if such provision had never been inserted herein.

0

THE RYLAND GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders – April 26, 2006

The undersigned stockholder of The Ryland Group, Inc. (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 2006, and constitutes and appoints R. CHAD DREIER, Chairman, President and Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on Wednesday, April 26, 2006 at 9:00 a.m., local time, and at any adjournments thereof.

If applicable, this card also provides voting instructions for any shares of the Corporation’s Common Stock held on the undersigned’s behalf in The Ryland Group, Inc. Retirement Savings Opportunity Plan and instructs Vanguard Fiduciary Trust Company, the trustee, to vote all shares which the undersigned is entitled to vote.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

THE RYLAND GROUP, INC.

April 26, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSALS 2 AND 5, AND “AGAINST” PROPOSALS 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			2. Approval of The Ryland Group, Inc. 2006 Non-Employee Director Stock Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
1. Election of Directors:
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	R. Chad Dreier Daniel T. Bane Leslie M. Frécon Roland A. Hernandez William L. Jews Ned Mansour Robert E. Mellor Norman J. Metcalfe Charlotte St. Martin Paul J. Varello John O. Wilson

3. Consideration of a proposal from the International Brotherhood of Electrical Workers’ Pension Benefit Fund (a stockholder) requesting stockholder approval of future severance agreements for senior executives that provide benefits exceeding 2.99 times the sum of the executives’ base salary plus bonus.

				☐	☐	☐

4. Consideration of a proposal from the Indiana State District Council of Laborers and HOD Carriers Pension Fund (a stockholder) requesting stockholder approval of any future extraordinary retirement benefits for senior executives.

				☐	☐	☐
			5. Ratification of the appointment of Ernst & Young LLP as Ryland’s independent auditors for the fiscal year ending December 31, 2006.	☐	☐	☐
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:		6. In their discretion upon other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, the proxy will be voted “FOR” election of the Directors, and “FOR” proposals 2 and 5 and “AGAINST” proposals 3 and 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.